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                                                                    EXHIBIT 4(e)


                    TERM LOAN/BANKERS' ACCEPTANCE AGREEMENT

         THIS TERM LOAN/BANKERS' ACCEPTANCE AGREEMENT is made and entered into this 9th day of January, 1996, by and between The Sherwin-Williams Company, a corporation organized and existing under the laws of the State of Ohio ("Borrower"), and SunTrust Bank, Atlanta, a Georgia banking corporation, and its successors and assigns ("Bank").

                              W I T N E S S E T H:

         WHEREAS, Borrower has requested Bank to establish a two (2) year $50,000,000 term loan/bankers' acceptance facility to finance working capital, capital expenditures, and other general corporate purposes, including, but not limited to, acquisitions of stock, assets or other ownership interests of Borrower; and

         WHEREAS, Bank is willing to establish said term loan/bankers' acceptance facility in the foregoing amount, subject to the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the mutual promises contained herein the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         As used in this Agreement, the following terms shall have the following meaning:

"ACCEPTANCES" shall have the meaning set forth in Section 3.1 hereof.

"ACCEPTANCE OBLIGATIONS" shall mean the aggregate outstanding face amount of all Acceptances (whether matured or unmatured) in respect of which no payment, conversion or deposit has been made.

"ACCEPTANCE RATE" shall mean for any Interest Period the all-in discount rate
         (including any acceptance commission of Bank) equal to the equivalent of LIBOR, plus 0.20% per annum.

"AGREEMENT" shall mean this Term Loan/Bankers' Acceptance Agreement, either as originally executed or as it may be from time to time supplemented, amended, renewed or extended.

"AGREEMENT DATE" shall mean January 9, 1996.





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"ALTERNATE BASE RATE" shall mean the higher of:  (i) the rate of interest in effect for any given day as publicly announced from time to time by Bank as its "reference rate" and (ii) the Federal Funds Rate plus 50 basis points. Any change by Bank of its "reference rate" shall take effect at the opening of business on the day specified in the public announcement of such change.

"ALTERNATE BASE RATE LOAN" shall mean the Term Loan bearing interest at the Alternate Base Rate.

"BANK" shall mean SunTrust Bank, Atlanta and any successor or assign thereto.

"BANKING DAY" shall mean a day, other than a Saturday or Sunday, on which Atlanta banks are open for the transaction of business.

"BUSINESS DAY" shall mean, with respect to a LIBOR Loan, any day other than a Saturday, Sunday or a day on which commercial banks are required or authorized to close of domestic or international business, including dealings in Dollar deposits, in Atlanta, Georgia or London, England and with respect to all other matters, any day other than a Saturday, Sunday or a day on which commercial banks are required or authorized to close in Atlanta, Georgia.

"CONSOLIDATED NET WORTH" shall mean the excess of the net book value of the assets of Borrower and its Consolidated Subsidiaries over all of their liabilities (other than Subordinated Indebtedness), as determined on a consolidated basis in accordance with generally accepted accounting principles as applied by Borrower in the calculation of such amount in Borrower's then most recent financial statements furnished to its stockholders, plus the aggregate value of all treasury stock purchased after the Agreement Date (at cost) by Borrower (to the extent that the aggregate value of such treasury stock for purposes of this calculation does not exceed Two Hundred Fifty Million Dollars ($250,000,000)). The calculation of Consolidated Net Worth shall exclude any amounts which would otherwise be required to be included therein as a result of the future adoption by the Financial Accounting Standards Board of any policy, statement, rule or regulation requiring Borrower to record an accumulative liability on its Financial Report(s).

"CONSOLIDATED SUBSIDIARY" shall mean, at any particular time, every Subsidiary which is consolidated in Borrower's financial statements contained in its then most recent Financial Report.

"DEBT" shall mean, collectively, all indebtedness at any one time outstanding hereunder and owed by Borrower to Bank pursuant to this Agreement and includes the principal of and interest on the Term Note, any Acceptance Obligations and any funding indemnities incurred under
         Section 4.4 of this Agreement.





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"EVENT OF DEFAULT" shall mean any of the events referred to in Article VII hereof.

"FEDERAL FUNDS RATE" shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Banking Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Banking Day, the rate for such day shall be the arithmetic mean, as determined by Bank, of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on such day by each of three leading brokers of Federal funds transactions in New York City selected by Bank.

"FINANCIAL REPORT" shall mean the annual or periodic report prepared in accordance with generally accepted accounting principles, except as otherwise indicated, filed by Borrower with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of such Commission) on Form 10-K or 10-Q pursuant to the Securities Exchange Act of 1934 ("Exchange Act"), as then in effect (or any comparable forms under similar Federal statutes then in force), and the most recent financial statements furnished by Borrower to its stockholders (which annual financial statement shall be certified by Borrower's independent certified public accountants).

"INDEMNIFIED PERSONS" shall have the meaning set forth in Section 3.4 hereof.

"INTEREST PERIOD" shall mean, with respect to the Term Loan, a period of 3 months; provided, that (i) the first and last day of an Interest Period must be a Quarter Date, and (ii) no Interest Period shall extend beyond the Maturity Date.

"LIBOR" shall mean with respect to each Interest Period for a LIBOR Loan, the rate per annum equal to the quotient of (i) the rate offered for deposits in Dollars of amounts equal or comparable to the principal amount of such LIBOR Loan offered for a term comparable to such Interest Period, which rate appears on the Telerate Page 3750 as of 11:00 A.M. (London, England) time, two (2) Business Days prior to the first day of such Interest Period; provided that, if no such offered rates appear on such page, the rate used for such Interest Period shall be the arithmetic average (rounded upward, if necessary, to the next higher 1/16th of 1%) of rates offered to Bank by not less than two major banks in London, England at approximately 10:00 A.M. (Atlanta, Georgia time), two (2) Business Days prior to the first day of such Interest Period for deposits in Dollars in the London interbank market for a period comparable to such Interest Period in an amount comparable to the principal amount of such LIBOR Loan, (ii) divided by a number equal to 1.00 minus the Reserve Percentage. The rate so determined in accordance herewith shall be rounded upwards to the nearest whole multiple of 1/100th of 1%. "Telerate Page 3750" shall mean the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or another service as may be





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         nominated by the British Bankers' Association as the information vendor for the purpose of displaying British bankers' Association Interest Settlement Rate for Dollars).

"LIBOR LOAN" shall mean the Term Loan bearing interest based on LIBOR.

"LOAN DOCUMENTS" shall mean and include, as the context requires, this Agreement, the Term Note, the Acceptances, the SWAP Agreement and any and all other instruments, agreements, documents and writings contemplated hereby or executed in connection herewith.

"MATERIAL" shall mean the measure of a matter of significance which shall be determined as being an amount equal to five percent (5%) or more of Borrower's Consolidated Net Worth.

"MATURITY DATE" shall mean January 9, 1998, or such later date as the parties may agree that the unpaid principal and all accrued interest and all other amounts due hereunder shall be paid in full.

"PLAN" shall mean any employee pension benefit plan within the meaning of
         Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA") sponsored and maintained by Borrower, any Consolidated Subsidiary, or of any member of a controlled group of corporations, as the term "controlled group of corporations" is defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which Borrower or any Consolidated Subsidiary is a part, for employees thereof.

"POSSIBLE DEFAULT" shall mean an event, condition or thing known to Borrower which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, any Event of Default and which has not been appropriately waived by Bank in writing or fully corrected prior to becoming an Event of Default.

"QUARTER DATE" shall mean the last day of each March, June, September and December.

"REPORTABLE EVENT" shall mean a reportable event as that term is defined in Title IV of ERISA except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

"RESERVE PERCENTAGE" shall mean, for any day, the stated maximum rate
         (expressed as a decimal) of all reserves required to be maintained with respect to liabilities or assets consisting of or including"eurocurrency liabilities", as prescribed by Regulation D of the Board of Governors of the Federal Reserve System (or by any other governmental body having jurisdiction with respect thereto), including without limitation any basic, marginal, emergency, supplemental, special, transitional or other reserves, the rate so determined to be rounded upward to the nearest whole multiple of 1/100 of 1%.





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"SUBORDINATED INDEBTEDNESS" shall mean indebtedness which has been subordinated
         (by written terms or agreement being in form and substance reasonably satisfactory to Bank) in favor of the prior payment in full of Borrower's Debt to Bank.

"SUBSIDIARY" shall mean an existing or future corporation(s), the majority of the outstanding capital stock or voting power, or both, of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned at the time in question by Borrower or by another such corporation(s) or by any combination of Borrower and such corporation(s).

"SWAP AGREEMENT" shall mean that certain Interest Rate and Currency Exchange
         Agreement, dated January 9, 1996, and the Schedule thereto by and between Borrower and Bank.

"TERM LOAN" shall have the meaning set forth in Section 2.1 hereof.

"TERM NOTE" shall mean the promissory note executed by Borrower payable to the order of Bank, in substantially the form of Exhibit A attached hereto, evidencing the Term Loan, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed or extended.

"VOTING STOCK" shall mean stock of a corporation of a class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not the stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

"WHOLLY-OWNED CONSOLIDATED SUBSIDIARY" shall mean each Consolidated Subsidiary all of whose outstanding stock, other than directors' qualifying shares, shall at the time be owned by Borrower and/or by one or more Wholly-Owned Consolidated Subsidiaries.


                                   ARTICLE II

           AMOUNT AND TERMS OF TERM LOAN/BANKERS' ACCEPTANCE FACILITY

SECTION 2.1. TERM LOAN. Bank agrees, on the terms and subject to the conditions contained herein, to make a term loan ("Term Loan") to Borrower on the Agreement Date in the principal amount of Fifty Million and 00/100 Dollars ($50,000,000). The Term Loan shall be evidenced by the Term Note or by Acceptances if funded at the Acceptance Rate; provided, that at no time shall a LIBOR Loan and Acceptances be outstanding hereunder simultaneously. On the Agreement Date, Bank shall credit the amount of the Term Loan in immediately available funds to an account of Borrower with Bank or otherwise transfer said amount in immediately available funds in accordance with Borrower's instructions.





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SECTION 2.2.     INTEREST.  Interest shall accrue on the unpaid principal
         amount of the Term Loan at the following rates per annum: (a) LIBOR for an Interest Period of three months, plus 0.20% per annum or (b) the Acceptance Rate, as the case may be.

SECTION 2.3. INTEREST PAYMENT DATES. Interest on the Term Loan shall be payable (a) on a Quarter Date and (b) on the Maturity Date.

SECTION 2.4. REPAYMENT OF THE TERM LOAN. Borrower shall repay the principal amount of the Term Loan on the Maturity Date.

SECTION 2.5. OPTIONAL PREPAYMENTS. At the option of Borrower, Borrower may prepay the Term Loan, in whole or in part from time to time, without premium or penalty, but with accrued interest to the date of such prepayment on the principal amount prepaid; provided, that (a) each partial prepayment shall be in the minimum principal amount of $1,000,000; (b) each partial prepayment of the Term Loan may occur only on the last day of the then current Interest Period with respect to a LIBOR Loan or on the maturity date of the relevant Acceptances; and (c) each partial prepayment shall be applied to installments of principal in the inverse order of their maturities.

SECTION 2.6. SELECTION OF SUCCESSIVE INTEREST RATES; CONVERSION. Bank may request, and Borrower shall agree if so requested, that on the last day of any Interest Period the Term Loan be continued as a LIBOR Loan or be converted into Acceptances in the same principal amount or in a principal amount as reduced by any repayment made pursuant to Section
         2.4 hereof, or that on the maturity date of any Acceptances the Term Loan be continued as Acceptances or be converted into a LIBOR Loan in the same principal amount or in a principal amount as reduced by any repayment made pursuant to Section 2.4 hereof, it being agreed by Borrower that this right of Bank to select the interest rates/funding mechanics on the Term Loan hereunder is a part of the consideration for entering into this Agreement and the other Loan Documents. Notwithstanding the foregoing, if an Event of Default shall exist at the end of an Interest Period applicable to a LIBOR Loan or on the maturity date of any Acceptances, such outstanding LIBOR Loan or such outstanding Acceptances shall be converted to an Alternate Base Rate Loan.

                                  ARTICLE III

                                  ACCEPTANCES

SECTION 3.1. ACCEPTANCES. In the event Bank elects to fund the Term Loan with Acceptances, Bank may in its sole discretion in each instance as provided in this Agreement, accept, in accordance with their tenor, drafts denominated in minimum denominations of $1,000,000 or such amounts as Bank may require, drawn on Bank by Borrower in accordance with Section 3.2(b) hereof and payable to the order of Bank ("Acceptances"). Such drafts presented for acceptance shall be equal to the principal amount of the Term Loan then outstanding plus an amount equal to the amount of interest that will accrue for the term of the





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         then current Interest Period.  Such interest shall be calculated at the Acceptance Rate and adjusted for being calculated on a discount basis. All such drafts shall have a tenor of approximately ninety
         (90) days with each date of acceptance being a Quarter Date. The maturity date of each Acceptance shall be a Quarter Date. No Acceptance will be created hereunder if its maturity date would otherwise extend beyond the Maturity Date unless otherwise agreed to by the parties. In no event shall the aggregate Acceptance Obligations (net of any discounted interest calculated at the Acceptance Rate deducted upon acceptance) of Bank at any time exceed the outstanding principal amount of the Term Loan.

SECTION 3.2. CREATION AND DISCOUNT OF ACCEPTANCES. (a) In the event Bank elects to fund the Term Loan with Acceptances then, prior to 11:00 A.M. (Atlanta, Georgia time) on any Quarter Date, Bank, in its sole discretion, may request that Borrower elect the Acceptance Rate. Upon such election, Bank shall promptly (a) complete the drafts specified in Section 3.2(b) hereof, (b) duly accept such draft(s), (c) discount the drafts at the Acceptance Rate, (d) provide Borrower with written or telephonic notice (i) of Bank's creation of such Acceptances (specifying the date, the face amount and the maturity date thereof) and (ii) the Acceptance Rate, and (e) fund the outstanding Term Loan with the proceeds of such Acceptances.

                 (b) In the event Bank elects to fund the Term Loan with Acceptances, Borrower shall either (i) deliver, or cause to be delivered to Bank, fully executed drafts for acceptance by Bank, or
         (ii) authorize Bank by telephone to complete, or cause to be completed, pre-signed drafts previously delivered to Bank by Borrower or (iii) authorize Bank by telephone to act as Borrower's agent to complete and sign drafts as provided hereunder. Borrower hereby appoints any officer (or any employee under the direct supervision of an officer) of Bank to act as its agent for the limited purpose of representing and acting as Borrower's attorney-in-fact in the completion of any such drafts (including, but not limited to, date, place of issuance, amount, draft number, date of maturity and transaction information) and the issuance and safekeeping of any such drafts. Neither Bank nor its agent(s) shall be liable to Borrower for executing, failing to execute or for any error in the execution of any orders or instructions from Borrower, except in the case of Bank's gross negligence or willful misconduct.

SECTION 3.3. MATURITY. On the maturity date of each Acceptance, Borrower shall pay to Bank an amount equal to the face amount of each Acceptance (including all discounted interest deducted upon acceptance).

SECTION 3.4. SPECIAL INDEMNIFICATION. Borrower shall indemnify and hold Bank and Bank's affiliates, shareholders, directors, officers, employees and agents ("Indemnified Persons") harmless from any and all claims, demands, losses, costs, damages, liabilities and expense, including attorneys' fees (excluding consequential, incidental or special damages), which any Indemnified Person may suffer or incur (a) by reason of Borrower's failure to perform any of the Acceptance Obligations arising under this Agreement or under any Acceptances properly created in accordance with Section 3.2 hereof; or (b) arising out of any transaction or contract





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         to which any Acceptance relates, or any goods or documents involved therein. The indemnity contained in this Section 3.4 shall survive termination of this Agreement.


                                   ARTICLE IV

                           GENERAL PAYMENT PROVISIONS

SECTION 4.1. USE OF PROCEEDS. The proceeds of the Term Loan and any Acceptance shall be used by Borrower solely to finance working capital of Borrower and other general corporate purposes including, but not limited to, the acquisition of assets, stock or other ownership interests.

SECTION 4.2. ILLEGALITY. Notwithstanding any other provisions of this Agreement, if the introduction of, or any change in the interpretation or application of any applicable law, regulation or directive shall make it unlawful for Bank to make, maintain or fund any LIBOR Loan, the obligation of Bank hereunder to make, maintain or fund such LIBOR Loan shall forthwith be suspended for the duration of such illegality, and Borrower shall, at its option, if any LIBOR Loan is then outstanding, prepay such LIBOR Loan or convert such LIBOR Loan to an Alternate Base Rate Loan, subject to Section 4.4 hereof.

SECTION 4.3. INCREASED COSTS. In the event that the introduction of, or any change in or in the interpretation of or application of, any applicable law, treaty or governmental regulation, or the compliance by Bank with any guideline, request or directive (whether or not having the force of law) from any central bank or other U.S. or foreign financial, monetary or other governmental authority, shall:
         (a) subject Bank to any tax of any kind whatsoever with respect to this Agreement, the Term Loan or any Acceptance or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax in the overall net income of Bank); (b) impose, modify, or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances, loans or acceptances by, or other credit extended by or committed to be extended by, any office of Bank (other than any change by way of imposition or increase of reserve requirements under Regulation D of the Board of Governors of the Federal Reserve System in the case of a LIBOR Loan included in the Reserve Percentage); or
         (c) impose on Bank or on the London interbank market any other condition with respect to this Agreement, the Term Note or any LIBOR Loan thereunder or any Acceptance; and the result of any of the foregoing is to increase the cost to Bank of making or committing to make, renewing or maintaining any LIBOR Loan or any Acceptance or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any LIBOR Loan or any Acceptance, THEN, IN ANY CASE, Borrower shall promptly pay from time to time, upon demand of Bank, such additional amounts as will compensate Bank for such additional cost or such reduction, as the case may be. Bank shall certify the amount of such additional cost or reduced amount to Borrower, including a description of the calculation thereof in reasonable detail, and such certification shall be conclusive absent manifest error.





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SECTION 4.4.     INDEMNITY.  Borrower hereby agrees to indemnify Bank and hold
         Bank harmless from any loss, cost or expense (excluding incidental, consequential or special damages) it may sustain or incur as a direct consequence of the payment or conversion of a LIBOR Loan on a day other than the last day of the Interest Period applicable thereto, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or deemed acquired by Bank to fund such LIBOR Loan. Bank shall certify the amount of its loss or expense to Borrower, and such certification shall be conclusive absent manifest error.

SECTION 4.5. MAKING OF PAYMENTS. All payments of principal of, or interest on, the Term Note or of the Acceptance Obligations shall be made in immediately available funds to Bank at its principal office in Atlanta, Georgia. All payments due on a date which is not a Business Day shall be deemed to be due on the next following Business Day, unless such Business Day falls in the next calendar month, in which case the due date will be the first preceding Business Day. All such payments shall be made not later than 11:00 A.M. (Atlanta, Georgia time) and funds received after that hour shall be deemed to have been received by Bank on the next following Business Day.

SECTION 4.6. DEFAULT RATE OF INTEREST. If Borrower shall fail to pay on the due date therefor, whether by acceleration or otherwise, any principal owing under the Term Note or this Agreement or the face amount of any Acceptance on its maturity date, then interest shall accrue on such unpaid principal from the due date until and including the date on which such principal or other amount is paid in full at
         (i) the then applicable interest rate with respect to a LIBOR Loan until the end of the Interest Period applicable thereto plus an additional two per cent (2%) per annum and (ii) thereafter and with respect to Acceptances or Alternate Base Rate Loans, a rate of interest equal to the Alternate Base Rate plus an additional two percent (2.0) per annum ("Default Rate").

SECTION 4.7. CALCULATION OF INTEREST. Interest payable on the Term Note and the discount determined on each Acceptance shall be calculated on the basis of a year of 360 days and shall be paid for the actual number of days elapsed.

SECTION 4.8. EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In the event Bank shall have determined, in good faith and reasonably, that United States dollar deposits of the relevant amount for the relevant Interest Period for LIBOR Loans are not available to the Bank in the London Interbank Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining LIBOR applicable to such determination to Borrower then (i) any notice of the Term Loan to a LIBOR Loan previously given and not yet converted shall be deemed a notice to make an Alternate Base Rate Loan unless Borrower notifies Bank to the contrary, and (ii) Borrower shall be obligated either to prepay or to convert any outstanding LIBOR Loan on the last day of the then current Interest Period with respect thereto.





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                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants to Bank that:

SECTION 5.1. CORPORATE EXISTENCE. Borrower is a corporation duly organized and in good standing under the laws of the State of Ohio.

SECTION 5.2. AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance by Borrower of this Agreement, the Term Note and all other Loan Documents are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene or conflict with any provision of applicable law in effect on the date hereof or of the Amended Articles of Incorporation or Regulations of Borrower or of any agreement for borrowed money or other material agreement binding upon Borrower. Borrower has duly executed and delivered this Agreement.

SECTION 5.3. VALIDITY AND BINDING NATURE. This Agreement, the Term Note and all other Loan Documents are legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

SECTION 5.4. LITIGATION AND LIENS. To the best of Borrower's knowledge, no litigation or proceeding is pending which would, if successful, have a Material adverse impact on the financial condition of Borrower and the Consolidated Subsidiaries taken as a whole, which is not already reflected in Borrower's Financial Reports delivered to Bank prior to the date of this Agreement. The Internal Revenue Service has not alleged any Material default by Borrower in the payment of any tax or threatened to make any Material assessment in respect thereof which would have or reasonably could have a Material adverse impact on the financial condition of Borrower and the Consolidated Subsidiaries, taken as a whole.

SECTION 5.5. ERISA COMPLIANCE. Neither Borrower nor any Consolidated Subsidiary has incurred any Material accumulated funding deficiency within the meaning of ERISA and the regulations thereunder. No Reportable Event has occurred with respect to any Plan which would have a Material adverse financial impact on Borrower or any of its Consolidated Subsidiaries, taken as a whole. The Pension Benefit Guaranty Corporation, established under ERISA, has not asserted that Borrower or any Consolidated Subsidiary has incurred any Material liability in connection with any Plan. No Material lien has been attached and no person has threatened to attach such a lien on any property of Borrower and any Consolidated Subsidiary as a result of Borrower's or any Consolidated Subsidiary's failure to comply with ERISA.

SECTION 5.6. ENVIRONMENTAL MATTERS. To the best of Borrower's knowledge, Borrower and each Subsidiary is in substantial compliance with all applicable existing laws and regulations (other than laws and regulations the validity or applicability of which are being contested by Borrower or a Subsidiary, as the case may be, in good faith by appropriate





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         proceedings diligently prosecuted) relating to environmental control in all jurisdictions where Borrower or any Subsidiary is presently doing business and Borrower and each Subsidiary (to the extent applicable to its operations) is in substantial compliance with the Occupational Safety and Health Act of 1970 and all rules, regulations and applicable orders thereunder (other than rules, regulations and orders the validity or applicability of which are being contested by Borrower or a Subsidiary, as the case may be, in good faith by appropriate proceedings diligently prosecuted).

SECTION 5.7. FINANCIAL REPORTS. The Financial Reports of Borrower and the Consolidated Subsidiaries, furnished to Bank prior to the date of this Agreement or from time to time pursuant to this Agreement shall be true and complete, prepared in accordance with generally accepted accounting principles, except as stated therein, and fairly present Borrower's and its Consolidated Subsidiaries' financial condition and the results of their operations for the period encompassed by such Financial Reports. Since the dates of Borrower's most recent Financial Reports until the date of this Agreement there has been no material adverse change in the consolidated financial condition of Borrower and the Consolidated Subsidiaries taken as a whole.

SECTION 5.8. REGULATION U. Neither Borrower nor any of its Consolidated Subsidiaries is generally engaged in the business of purchasing or selling margin stock or extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Bank represents and warrants to Borrower that it is not relying on and will not rely on any margin stock (as described above) in determining whether to extend a loan to Borrower under this Agreement.

SECTION 5.9. GOVERNMENT REGULATION. Neither Borrower nor any of its Consolidated Subsidiaries is registered or is required to be registered as a public utility under the Public Utility Holding Company Act of 1935 or as an investment company under the Investment Company Act of 1940.

SECTION 5.10. TAXES. Borrower and its Consolidated Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to have been filed by them (subject to any available extensions) and have paid all taxes indicated as due on such returns except for any such taxes being contested by Borrower or a Subsidiary, as the case may be, in good faith by appropriate proceedings diligently prosecuted (Borrower has made adequate and reasonable provision for all material taxes not yet due and payable), if any, and all material assessments, if any.

SECTION 5.11. DEFAULTS. No Possible Default exists which would have or reasonably could have a Material adverse impact on the financial condition of Borrower and the Consolidated Subsidiaries, taken as a whole.

                                   ARTICLE VI

                                   COVENANTS

         Until all obligations of Borrower hereunder, under the Term Note and under all Acceptances are satisfied and paid in full, Borrower agrees that, unless at any time Bank shall otherwise expressly agree in writing:

SECTION 6.1. INSURANCE. Borrower will (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated, and (b) upon Bank's written request, furnish to Bank such information about Borrower's and its Consolidated Subsidiaries' insurance as Bank may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to Bank.

SECTION 6.2.     FINANCIAL REPORTS.  Borrower will furnish to Bank:

                 (i) within sixty (60) days after the end of each of the first three quarter-annual periods of each of its fiscal years (and, in any event, in each case as soon as available), the quarterly Financial Report of Borrower and the Consolidated Subsidiaries as at the end of that period, prepared on a consolidated basis;

                 (ii) within ninety (90) days after the end of each of its fiscal years (and, in any event, in each case as soon as available), the annual Financial Report of Borrower and the Consolidated Subsidiaries for that year prepared on a consolidated basis;

                 (iii) within sixty (60) days after the end of each of its quarterly accounting periods and within ninety (90) days after the end of its annual accounting period, a statement signed by a financial officer of Borrower reflecting compliance with Section 6.3 hereof and to the effect that no Event of Default has occurred and is continuing or, if there is any such event, describing it and the steps being taken, if any, to cure such event;

                 (iv) promptly after filing with the Securities and Exchange Commission, any Form 8-K or Schedule 13D filings applicable to Borrower (or any successor forms or schedules promulgated by the Securities and Exchange Commission from time to time which encompass the matters currently addressed in Form 8-K and
                          Schedule 13D);

                 (v) written notice of any change in the rating assigned to Borrower's senior unsecured long-term debt by Moody's, S&P or Duff & Phelps within thirty (30) days of such change; and

                 (vi) such other financial information regarding Borrower as Bank may reasonably request.

SECTION 6.3. NET WORTH. Borrower will not permit its Consolidated Net Worth at any time to fall below Eight Hundred Million Dollars ($800,000,000).

SECTION 6.4. REGULATIONS U AND X. Borrower will not nor will it permit any Subsidiary to take any action that would result in any non-compliance of the loan made hereunder with Regulation U and X of the Board of Governors of the Federal Reserve System. Borrower's use of proceeds from the loan made pursuant to this Agreement will not cause a violation of Regulation U or X.

SECTION 6.5. MERGER AND SALE OF ASSETS. Borrower will not merge or consolidate with nor permit any Consolidated Subsidiary to merge or consolidate with any other corporation or sell, lease or transfer or otherwise dispose of all or, during any twelve (12) month period, a substantial part of its assets to any person or entity (except as otherwise provided herein); provided, however, if no Possible Default shall then exist or immediately thereafter will begin to exist:

                 (i) Any Consolidated Subsidiary may merge with (a) Borrower (provided that Borrower shall be the continuing or surviving corporation) or (b) any one or more other Consolidated Subsidiaries provided that either the continuing or surviving corporation shall be a Wholly-Owned Consolidated Subsidiary, or after giving effect to any merger pursuant to this sub-clause (b), Borrower and/or one or more Wholly-Owned Consolidated Subsidiaries shall own not less than the same percentage of the outstanding Voting Stock of the continuing or surviving corporation as Borrower and/or one or more Wholly-Owned Consolidated Subsidiaries owned of the merged Consolidated Subsidiary immediately prior to such merger,

                 (ii) Any Consolidated Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (a) Borrower, (b) any Wholly-Owned Consolidated Subsidiary or (c) any Consolidated Subsidiary of which Borrower and/or one or more Wholly-Owned Consolidated Subsidiaries shall own not less than the same percentage of Voting Stock as Borrower and/or one or more Wholly-Owned Consolidated Subsidiaries then own of the Consolidated Subsidiary making such sale, lease, transfer or other disposition,

                 (iii) Borrower may sell the stock or assets of any Consolidated Subsidiary if such sale or other disposition is determined by the board of directors of Borrower to be in the best interests of Borrower and such sale is for a consideration which represents the fair value (as determined in good faith by the board of directors of Borrower) thereof at the time of such sale of such stock or assets,

                 (iv) Borrower may merge with any other corporation, provided that Borrower shall be the surviving corporation,

                 (v) Borrower or any Consolidated Subsidiary may sell all or any part of the assets of any of its divisions or operations to a third party if such sale or other disposition is determined by the board of directors of Borrower and/or such Consolidated Subsidiary, as the case may be, to be in the best interests of Borrower and/or such Consolidated Subsidiary, as the case may be, and such sale is for a consideration which represents the fair value (as determined in good faith by the board of directors of Borrower) thereof at the time of such sale or other disposition of such assets,

                 (vi) Borrower or any Subsidiary may sell or transfer all or any part of the assets of any of its divisions or operations to any Subsidiary.

         In the event there occurs a Change in Control of Borrower, the Term Loan or all Acceptance Obligations, as the case may be, shall be immediately due and payable without notice to Borrower. For purposes of this paragraph, a "Change of Control" shall occur if:

                          (a)     there shall be consummated (i) any
                          consolidation or merger of Borrower in which Borrower is not the continuing or surviving corporation or pursuant to which shares of Borrower's common stock would be converted into cash, securities or other property, other than a merger of Borrower in which the holders of Borrower's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of fifty percent (50%) or more of the assets or earning power of Borrower;

                          (b) any "person" (as such term is used in Sections as 13(d) and 14(d)(2) of the Exchange Act, as amended, other than Borrower or any employee benefit or stock ownership plan sponsored by Borrower, or any person or entity organized, appointed or established by Borrower for or pursuant to the terms of any such Plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Borrower representing fifteen percent (15%) or more of the combined voting power of Borrower's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or

                          (c) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of Borrower and any new director whose election by such board of directors or nomination for election by Borrower's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

                        Notwithstanding subparagraph (a) through (c) above,
                 with respect to the transactions set forth in subparagraphs
                 (a) and (b) above, a Change of Control shall not be deemed to have occurred if any such transaction (i) is approved by a vote of at least two-thirds (2/3) of the directors of Borrower and (ii) at the time of such vote, at least two-thirds (2/3) of such directors then in office were members of the board of directors of Borrower immediately prior to such transaction.

SECTION 6.6. NOTICE. As long as any indebtedness of Borrower remains outstanding hereunder, Borrower will cause its treasurer, or in his absence another representative of Borrower designated by the treasurer, to promptly notify Bank whenever any Material Possible Default may occur or any warranty made in Article V hereof or elsewhere in this Agreement may for any reason cease in any Material respect to be true and complete.

SECTION 6.7. LIENS. Borrower will not and will not permit any Consolidated Subsidiary to create, assume or suffer to exist any lien upon any of its property or assets (hereinafter "Properties") whether now owned or hereafter acquired without effectively providing that any borrowings under this Agreement shall be secured equally and ratably with all other indebtedness thereby secured; provided that this Section shall not apply to the following:

                 (i) liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings,

                 (ii) other liens incidental to the conduct of its business or the ownership of its Properties which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its Properties or materially impair the use thereof in the operation of its business,

                 (iii) liens on Properties of a Consolidated Subsidiary to secure obligations of such Consolidated Subsidiary to Borrower or another Consolidated Subsidiary,

                 (iv) liens on Properties of Borrower and/or its Consolidated Subsidiaries existing on the date hereof,

                 (v) any lien existing on any Properties of any corporation at the time it becomes a Consolidated Subsidiary, existing prior to the time of acquisition upon any Properties acquired by Borrower or any Consolidated Subsidiary through purchase, merger, consolidation or otherwise, whether or not assumed by Borrower or such Consolidated Subsidiary,

                 (vi) any lien placed upon any asset other than real property (hereinafter in this subparagraph (vi) "Asset") at the time of acquisition by Borrower or any Consolidated Subsidiary to secure all or a portion of [or to secure indebtedness incurred prior to, at the time of, or (in the case of any Asset acquired with the intent to obtain subsequent financing thereof secured by a lien) within one (1) year after the acquisition of such Asset for the purpose of financing all or a portion of] the purchase price thereof, provided that any such lien shall not encumber any other Properties of Borrower or such Consolidated Subsidiary,

                 (vii) any lien placed upon any real property now owned or hereafter acquired by Borrower or any of its Subsidiaries securing indebtedness in an amount up to eighty percent (80%) of the fair market value of such real property,

                 (viii) liens in favor of the United States of America or any department or agency thereof, or in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of any state government or any political subdivision thereof, and, in each case, resulting from acceptance of partial, progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of any state government or any political subdivision thereof, or subcontracts thereunder,

                 (ix) liens created, assumed or existing in connection with a tax-free financing,

                 (x) any lien renewing, extending or refunding any lien permitted by clauses (iv), (v), (vi), (vii), (viii) and (ix) above, provided that the principal amount secured is not materially increased, and the lien is not extended to other Properties, and

                 (xi) liens other than those permitted by clauses (i) through (x) above, provided that the aggregate amount of all indebtedness secured by liens permitted by this clause (xi) shall not at any time exceed fifteen percent (15%) of Consolidated Net Worth.

SECTION 6.8. ERISA COMPLIANCE. Neither Borrower nor any Consolidated Subsidiary will incur any Material accumulated funding deficiency within the meaning of the ERISA and the regulations thereunder, or any Material liability to the Pension Benefit Guaranty Corporation or any successor thereto in connection with any Plan. Borrower will furnish to Bank as soon as possible and in any event within thirty (30) days after Borrower or such Consolidated Subsidiary knows or has reason to know that any Material Reportable Event with respect to any Plan has occurred a statement of the chief financial officer of Borrower or such Consolidated Subsidiary setting forth details as to such Reportable Event and the action which Borrower or such Consolidated Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to Borrower or such Consolidated Subsidiary.

SECTION 6.9. NOTICE OF DEFAULT. Borrower will, and will cause each Consolidated Subsidiary to, give prompt notice in writing to Bank of the occurrence of any Possible Default and of any other development, financial or otherwise, with respect to which there is a significant probability of a Material adverse impact on Consolidated Net Worth or on Borrower's ability to repay its obligation to Bank hereunder.

SECTION 6.10. CONDUCT OF BUSINESS. Borrower will, and will cause each Consolidated Subsidiary to, carry on and conduct its business in substantially the same manner as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

SECTION 6.11. TAXES. Borrower will, and will cause each Consolidated Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings.

SECTION 6.12. ENVIRONMENTAL. Borrower will use its best good faith efforts to comply and to cause each Subsidiary to comply with all such laws and regulations (other than laws and regulations the validity or applicability of which are being contested by Borrower or a Subsidiary, as the case may be, in good faith by appropriate proceedings diligently prosecuted) which may be legally imposed in the future in jurisdictions in which Borrower or any Subsidiary may then be doing business.

                                  ARTICLE VII

                               EVENTS OF DEFAULT

         Each of the following shall constitute an Event of Default:

SECTION 7.1. NON-PAYMENT OF TERM NOTE OR INTEREST. If the interest on the Term Note shall not be paid in full when due and payable and shall remain unpaid for a period of three (3) consecutive business days after written notice thereof to Borrower from Bank. If the principal on the Term Note or the Acceptance Obligations shall not be paid in full when due and payable.

SECTION 7.2. COVENANTS. If Borrower shall fail or omit to perform and observe any agreement or other provision (other than those referenced in Section 7.1 hereof) contained or referred to in this Agreement or in any Related Writing that is on Borrower's part to be complied with, and such failure or omission, if not fully corrected within thirty
         (30) days after the giving of written notice thereof to Borrower by Bank that such failure or omission would have or reasonably could have a Material adverse impact on the financial condition of Borrower and the Consolidated Subsidiaries, taken as a whole (provided, however, that the financial covenant in Section 6.3 shall be applied without regard to any materiality standard).

SECTION 7.3. WARRANTIES. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other information furnished by Borrower to Bank or any other holder of the Term Note, shall be false or erroneous in any respect which would have or reasonably could have a Material adverse impact on the financial condition of Borrower and the Consolidated Subsidiaries, taken as a whole.

SECTION 7.4. CROSS DEFAULT. If Borrower or any of its Consolidated Subsidiaries (i) default in the payment of principal or interest due and owing upon any other Material obligation for borrowed money beyond any period of grace provided with respect thereto or (ii) default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created, and any such default is not waived by the holders of such agreement or instrument, and if the effect of such unwaived default would (a) accelerate the maturity of such indebtedness or permit the holder thereof to cause such indebtedness to become due prior to its stated maturity and (b) have or reasonably could have a Material adverse impact on the financial condition of Borrower and the Consolidated Subsidiaries, taken as a whole.

SECTION 7.5. TERMINATION OF OPERATIONS, BANKRUPTCY OR INSOLVENCY. If Borrower or a Consolidated Subsidiary representing in excess of ten percent (10%) of total consolidated assets of Borrower and the Consolidated Subsidiaries shall (i) discontinue business (except as permitted under Section 6.5 hereof) or (ii) generally not pay (or admit in writing its inability to pay) its debts as such debts become due, or (iii) make a general assignment for the benefit of creditors, or (iv) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or a liquidator of all or a substantial part of its assets, or (v) be adjudicated an insolvent debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from to time to time, or (vi) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the substantive allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other comparable proceeding (whether federal or state) relating to relief of debtors, or (vii) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets.

                                  ARTICLE VIII

                               EFFECT OF DEFAULT

SECTION 8. EFFECT OF EVENT OF DEFAULT. Upon the occurrence and continuance of any Event of Default, the principal and all accrued interest due under the Term Note or the Acceptance Obligations shall become immediately due and payable, without notice and Bank may exercise any remedies available under law or in equity.

                                   ARTICLE IX

                                 MISCELLANEOUS

SECTION 9.1. BANK'S INDEPENDENT INVESTIGATION. Bank, by its signature to this Agreement, acknowledges and agrees that it has made its own independent investigation of the creditworthiness, financial condition and affairs of Borrower and any Subsidiary in connection with the Term Loan.

SECTION 9.2. NO WAIVER; CUMULATIVE REMEDIES. No omission or course of dealing on the part of Bank or the holder of the Term Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

SECTION 9.3. AMENDMENTS. Except as otherwise specifically provided herein, no amendment, modification, termination, or waiver of any provision of this Agreement or the Term Note, nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by Borrower Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 9.4. CONFIDENTIALITY. Unless Borrower otherwise agrees in writing, Bank hereby agrees to keep all Proprietary Information (as defined below) confidential and not to disclose or reveal any Proprietary Information to any person or entity other than Bank's directors, officers, employees, affiliates, and agents, and then only on a confidential need-to-know basis; provided, however that Bank may disclose Proprietary Information (a) as required by law, rule, regulation, or judicial process, (b) to its attorneys and accountants,
         (c) as requested or required by a state, federal, or foreign authority or examiner regulating banks or banking, or (d) to actual or potential assignees or participants as permitted by Section 9.9 hereof who agree to be bound by the provisions of this Section. For purposes of this Agreement, the term "Proprietary Information" shall include all information about Borrower, any Subsidiary, or any of their respective affiliates which has been furnished by Borrower, any Subsidiary, or any of their respective affiliates, whether furnished before or after the date hereof, and regardless of the manner furnished; provided, however, that Proprietary Information shall not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by Bank not permitted by this Agreement,
         (y) was available to Bank on a nonconfidential basis prior to its disclosure to Bank by Borrower, any Subsidiary, or any of their respective affiliates, or (z) becomes available to Bank on a nonconfidential basis from a person and/or entity other than Borrower, any Subsidiary, or any of their respective affiliates who, to the best knowledge of Bank, is not otherwise bound by a confidentiality agreement with Borrower, any Subsidiary, or any of their respective affiliates, or, to the best knowledge of Bank, is not otherwise prohibited from transmitting the information to Bank.

SECTION 9.5. NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower or a Subsidiary, mailed or delivered to it, addressed to it at the address of Borrower herein specified, and if to Bank, mailed or delivered to it, addressed to the address of Bank specified in this Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when received.

         If to Bank:                               SunTrust Bank, Atlanta
                                                   25 Park Place
                                                   Atlanta, Georgia  30303
                                                   Attention:       Ruth E. Whitner,
                                                                    Assistant Vice President
                                                   Telephone:       (404) 588-7915
                                                   Telecopy:        (404) 827-6270

         If to Borrower:                           The Sherwin-Williams Company
                                                   101 Prospect Avenue, N.W.
                                                   Cleveland, Ohio  44115
                                                   Attention:       Cynthia D. Brogan,
                                                                    Director, Treasury Services
                                                   Telephone:       (216) 566-2106
                                                   Telecopy:        (216) 566-2984

SECTION 9.6. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and when taken together shall constitute one and the same agreement.

SECTION 9.7. ENTIRE AGREEMENT. This Agreement supersedes any prior agreement or understanding of the parties hereto, and contains the entire agreement of the parties hereto, with respect to the matters covered hereby.

SECTION 9.8. GOVERNING LAW. This Agreement, and the Term Note shall be governed by and construed in accordance with the laws of the State of Georgia and the respective rights and obligations of Borrower and Bank shall be governed by Georgia law.

SECTION 9.9. SEVERABILITY OF PROVISIONS; CAPTIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated above.




THE SHERWIN-WILLIAMS COMPANY                       SUNTRUST BANK, ATLANTA
By:  /s/  Larry J. Pitorak                         By:  /s/ Ruth E. Whitner
     -------------------------------------------        -----------------------------------
         LARRY J. PITORAK                                   RUTH E. WHITNER
Title:   SENIOR VICE PRESIDENT-                    Title:   ASSISTANT VICE PRESIDENT
         FINANCE, TREASURER AND
         CHIEF FINANCIAL OFFICER



By:  /s/  James J. Sgambellone                     By:  /s/  Brian K. Peter
     ----------------------------------------           -------------------------------------
         JAMES J. SGAMBELLONE                               BRIAN K. PETER
Title:   ASSISTANT SECRETARY AND                   Title:   VICE PRESIDENT
         CORPORATE DIRECTOR OF TAXES